Exhibit 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
TTM TECHNOLOGIES, INC. REPORTS STRONG SECOND QUARTER 2006 RESULTS
SANTA ANA, CA — July 26, 2006 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the second quarter of 2006.
Second-Quarter Results
Second quarter 2006 net sales increased $4.0 million, or 5.5 percent, to a record $76.7 million from $72.7 million in the first quarter of 2006 and increased $19.5 million, or 34.0 percent, from $57.2 million in the second quarter of 2005. These favorable comparisons resulted from strong pricing and rising demand.
For the second quarter of 2006, quick-turn business represented 19.5 percent of net sales, compared to 20.7 percent for the first quarter of 2006 and 21.8 percent for the second quarter of 2005.
Gross margin increased to 30.0 percent for the second quarter of 2006 from 27.8 percent in the first quarter of 2006 and 19.3 percent for the second quarter of 2005. Gross margin benefited from higher prices as well as better absorption of fixed costs due to increased production.
General and administrative expense, including amortization of intangibles, was $4.0 million in the second quarter of 2006, an increase of $80,000 over the first quarter of 2006 and $628,000 over the year-ago period. As a percent of sales, G&A expense declined to 5.2 percent in the second quarter of 2006, compared to 5.3 percent in the first quarter of 2006 and 5.8 percent in the second quarter of 2005. The year-over-year increase in G&A expense was due primarily to higher incentive compensation expense and stock-based compensation expense.
As a result of strong revenue growth and higher profitability, TTM posted operating income of $15.6 million for the second quarter of 2006, compared to $13.0 million for the first quarter of 2006 and $4.8 million for the second quarter of 2005.
Net income for the second quarter of 2006 was $10.6 million, or $0.25 per diluted share, compared with $8.8 million, or $0.21 per diluted share, for the first quarter of 2006, and $3.3 million, or $0.08 per diluted share, for the second quarter of 2005.
EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $19.4 million for the second quarter of 2006 from $16.7 million for the first quarter of 2006 and $7.9 million for the second quarter of 2005.

In the second quarter of 2006, TTM generated cash flow from operations of $10.8 million, enabling it to fund net capital expenditures of $2.3 million, while expanding its cash and short-term investments to a total of $101.2 million, an increase of $10.7 million during the quarter.
“We again posted excellent results in the second quarter of 2006 as we capitalized on solid market conditions and continued to execute our time and technology strategy. We are proud of the fact that we consistently increase market share and generate superior profitability in the printed circuit board marketplace,” said Kent Alder, President and CEO of TTM Technologies.
Outlook
For the third quarter of 2006, TTM is estimating revenues in a range of $73 million to $78 million and earnings in a range of $0.20 to $0.25 per diluted share.
“Business indicators for the printed circuit board industry, while somewhat mixed, suggest relative stability in the third quarter of 2006,” concluded Alder. “And TTM will continue to expand on its time and technology leadership.”
Conference Call/Webcast
TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
The company will conduct a conference call to discuss its second-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast and available for replay until August 3, 2006, on the company’s website, www.ttmtech.com.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.
— Tables Follow —

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2006	2005	2006	2006	2005
CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$76,683	$57,216	$72,688	$149,371	$116,099
Cost of goods sold	53,714	46,179	52,485	106,199	91,524

Gross profit	22,969	11,037	20,203	43,172	24,575

Operating expenses:
Selling and marketing	3,454	2,865	3,359	6,813	5,882
General and administrative	3,663	3,035	3,584	7,247	6,439
Amortization of intangibles	301	301	300	601	601

Total operating expenses	7,418	6,201	7,243	14,661	12,922

Operating income	15,551	4,836	12,960	28,511	11,653

Interest expense	(25)	(49)	(42)	(67)	(100)
Amortization of debt issuance costs	(20)	(13)	(19)	(39)	(26)
Interest income and other, net	1,118	462	977	2,095	846

Income before income taxes	16,624	5,236	13,876	30,500	12,373
Income tax provision	(6,068)	(1,964)	(5,065)	(11,133)	(4,641)

Net income	$10,556	$3,272	$8,811	$19,367	$7,732

Earnings per common share:
Basic	0.25	0.08	0.21	0.47	0.19
Diluted	0.25	0.08	0.21	0.46	0.19

Weighted average common shares:
Basic	41,694	41,267	41,441	41,566	41,171
Diluted	42,512	41,772	41,978	42,242	41,778

SELECTED BALANCE SHEET DATA

	July 3, 2006	December 31, 2005
Cash and short-term investments	$101,244	$82,358
Accounts receivable, net	44,837	38,631
Inventories, net	13,886	12,564
Total current assets	165,100	140,415
Net property, plant and equipment	52,553	51,798
Other assets	79,223	80,930
Total assets	296,876	273,143

Accounts payable	$12,112	$11,310
Total current liabilities	28,119	29,191
Stockholders’ equity	268,757	243,952
Total liabilities and stockholders’ equity	296,876	273,143
SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2006	2005	2006	2006	2005
EBITDA	$19,444	$7,887	$16,677	$36,121	$17,570
EBITA	$16,999	$5,628	$14,266	$31,265	$13,158

Gross margin	30.0%	19.3%	27.8%	28.9%	21.2%
EBITDA margin	25.4	13.8	22.9	24.2	15.1
Operating margin	20.3	8.5	17.8	19.1	10.0
End Market Breakdown:

	Second Quarter
	2006	2005
Networking/communications	43.9%	43.5%
High-end computing	27.3	29.6
Industrial/medical	16.3	15.3
Computer peripherals	6.4	5.1
Handheld	2.1	3.1
Other	4.0	3.4
RECONCILIATIONS*

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2006	2005	2006	2006	2005
EBITA/EBITDA reconciliation:
Net income	$10,556	$3,272	$8,811	$19,367	$7,732
Add back items:
Income taxes	6,068	1,964	5,065	11,133	4,641
Interest expense	25	49	42	67	100
Amortization of debt issuance costs	20	13	19	39	26
Amortization of intangibles	330	330	329	659	659

EBITA	16,999	5,628	14,266	31,265	13,158

Depreciation expense	2,445	2,259	2,411	4,856	4,412

EBITDA	$19,444	$7,887	$16,677	$36,121	$17,570

*	This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.